Asombroso is currently in the **Test the Waters Phase** for **Title IV** investments.

# Asombroso

Ultra-Premium Tequila


ASOMBROSO

Website | Rancho Santa Margarita, CA | FOOD & BEVERAGE

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**$480.00**
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**Equity**
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*This Reg A+ Test the Waters offering is made available through StartEngine Primary, LLC.*

*This investment is speculative, illiquid, and involves a high degree of risk, including the possible loss of your entire investment.*

AsomBroso creates an ultra-premium tequila, intended to be savored one sip at a time. California Tequila, INC, is a spirit brand company dedicated to ultra-premium spirits. With historical sales in excess of $20 million. The industry has also quickly recognized AsomBroso Tequila excellence with the award of "Top Tequila" at the San Francisco World Spirits Competition, as well as a 97 rating from Industry expert Anthony Dias Blue in Tasting Panel Magazine - the highest such ranking awarded by them to any Tequila brand.

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Offering Circular | Risks Related to the Offering | SEC Filings

## Reasons to Invest

- Historical sales in excess of $20 million
- Dynamic growth in the Tequila and whiskey categories drove strong sales gains in Q4 2020, as the company's Q4 Revenues up over 325%.
- Luxury-priced Premium Tequila consumption continues to surge to new heights, company's Q1 2021 Revenues up 750+% over Q1 2020.
- Established CEO Rick Gamarra, Founder and CEO of AsomBroso Tequila with over 20 years of experience and innovation in the tequila industry.
- We have been awarded multiple honors from the Robb Report's "Best of the Best" and "Top Tequila" in the San Francisco World Spirits Competition.
- Available across multiple states in the top US retail wine and spirits chains Costco, Kroger and Total Wine & More.
- The global Tequila market size is projected to reach USD 7746.7 million by 2026, from USD 5784 million in 2021.

**FEATURED IN:**

PLAYBOY | Robb Report | Forbes | the tasting panel magazine | MAXIM

**APPEARED ON:**

ET | EXTRA | CSI: Crime Scene Investigation | The Real Housewives | Temptation Island | TMZ | Westworld | The Big Bang Theory

### "An ultra-premium tequila whose liquid profile stands out against leading brands..."

OUR STORY

## Respecting tradition for an ultra premium tequila experience



## Rewards

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California Tequila, Inc., is a Founder Owned and Operated Spirits corporation engaged in manufacturing, importing, marketing, and selling, through a network of domestic and international distributors its proprietary tequila and whiskey products under the ultra-premium brand AsomBroso tequila and Knucklenoggin Whiskey.

AsomBroso is the cognate of the Spanish word for amazing. The Company offers a wide array of ultra-premium tequilas, ranging from its award-winning Silver tequila at an approximate retail price of $40 bottle to its 12-year double barreled aged exclusive "Collaboration" Extra Anejo tequila priced at more than $1,800.00 a bottle.

Knucklenoggin Salted Caramel Whiskey debuted in July 2020 at a SRP of $26.99 and sold 90,000 bottles in the first few months. Making record breaking sales with national chain approvals in Costco, Kroger and Total Wine & More locations. The brand is on track to sell 100,000 cases over the next 12 months.

The AsomBroso Tequila products are manufactured according to its proprietary formula at an esteemed distillery situated in the legendary Jalisco province of Mexico, renowned for producing agave tequila. Knucklenoggin Whiskey products are manufactured according to its proprietary formula at two distilleries, one on the West Coast and one on the East Coast to keep up with demand.

The Company's products are distributed in 25 states, with intentions to expand distribution into the balance of the US states and Canada over the next 18 months. With continued public support of AsomBroso it validates their efforts, resulting in an attractive reorder rate of 85%.

OUR TRACTION

## Award-winning for 10+ years straight

AsomBroso Tequila has been awarded top accolades from San Francisco Spirits Awards and The Robb Report over the last 10 years, and has established double digit case sales growth. Currently, AsomBroso Tequila is sold in chain stores across the U.S. – Costco, Kroger, and Total Wine and More.


100% BLUE AGAVE
ASOMBROSO
Fine Tequilas
$775K+
Quarterly Revenue*
85%
U.S. Market Distribution
*(QTR1 2021)

We currently have a national alliance with RNDC and Johnson Brothers, giving us distribution to over 85% of the U.S. market. Additionally we provide direct-to-consumer online sales to almost every state across the country. Additionally the brand is currently growing with international distribution to the UK, Japan, Germany and South Korea. With Canada, Mexico and Australia distribution beginning in the next 12 months.

We are proud to partner with local charity organizations and support causes that are near and dear to their hearts. They participate in local events and donate products to raise monies for these programs, as well as contribute a portion of the bottle sales.


10
Years of Prestigious Awards
TOP TEQUILA

THE MARKET

## The tequila market is on an upward trend and 100% agave tequilas are leading the charge

The market demand for premium tequila has grown steadily (Source) over the past decade, gaining traction over other premium spirits (Source) and, according to the Distilled Spirits Council of the U.S., Americans cannot get enough of

Mexico's native spirit. Since 2002, tequila volumes have grown 180%, an average rate of 6.2% per year (Source).

In 2020 alone, 23 million 9-liter cases were sold (Source).

The global Tequila market size is projected to reach USD 7746.7 million by 2026, from USD 5784 million in 2021(Source).

Tequila Market Size to Surpass USD 14.70 Billion by 2028, AsomBroso Tequila believes it is uniquely situated in the tequila market (Source).


Tequila Market Size to Surpass
$14.70 Billion by 2028

* Source


U.S. Tequila Volumes
9-L Cases (000)
$ (Millions)
26,000
22,000
18,000
14,000
10,000
6,000
$4500
$3500
$2500
$1500
$500
22.7 Million Cases Sold
'04
'08
'12
'16
'20
volume
revenue

* Source

According to Forbes, there is no question that 100% agave tequilas are propelling the category growth (Source). According to data from Mexico's Tequila Regulatory Commission, this past year marked the first time exports of 100% agave tequila overtook 51% agave "mixto" tequilas (Source).

### Sponsorships

AsomBroso has sponsored many events over the years and continues to sponsor events throughout the US.


ARIZONA FORD DEALERS

WHAT WE DO

## Ultra-premium tequila, produced with care from start to finish



We select the juiciest and sweetest blue weber agaves grown in Amatiton, Mexico.



We take the pina to our distillery and bake it, crush it, and put it through our special mutliple filtration system.



Rick works his magic by creating revolutionary tequila products the market has never seen before.

AsomBroso is an ultra-premium tequila whose liquid profile stands out against leading brands with its flora aromas, sweet agave fruit, complexity and soft finish. We have developed the proprietary recipe of AsomBroso tequila using 100%

estate grown, blue weber agave matured for an average of 8 years, which we produce and bottle at our 45-year old, state of the art distillery in Jalisco, Mexico. Our custom bottle was specifically designed after an 18th century decanter and our branding holds US and International Trademarks.


100% BLUE AGAVE
ASOMBROSO
Fine Tequilas

Founder and Master Distiller Ricardo Gamarra crafts AsomBroso tequila through 21st century trait standards, while practicing old world traditions and techniques to ensure that the taste is consistent with the concept of the unique AsomBroso flavor profile(s). AsomBroso is currently sold in national chain stores such as Costco, Kroger, Total Wine & More, and BevMo!, with an average 85% reorder rate.


ASOMBROSO
HUMIDOR
ASOMBROSO
Fine Tequilas

“ *Old world traditions* meets 21st century standards. ”



## 20+ Years of Innovation

- Introducing a Bordeaux-Rested reposado tequila
- Resting tequila in new French Oak barrels
- Double barrel resting extra anejo tequila
- Resting a 10 year aged tequila in grand marnier cognac barrel
- Double barrel resting a 6 year tequila in a Irish Whiskey barrel
- Double barrel resting an 11 year tequila in vintage port barrels
- Rest tequila in new French Oak for 11 years and bring it to market






ASOMBROSO BARREL ROOM

Our Newest Success Story - **KnuckleNoggin Salted Caramel Whiskey** - will be launching throughout the United States.



The global Whiskey Market USD 61.7 Billion in 2019 and is expected to reach USD 95.9 Billion by 2026 (Source).


U.S. Whiskey Volumes
9-L Cases (000)
$ (Millions)
80,000
70,000
60,000
50,000
40,000
30,000
$4500
$3500
$2500
$1500
$500
73 Million Cases Sold
'04
'08
'12
'16
'20
volume
revenue

*Source*

In 2020, the sales volume of whiskey in the United States amounted to 73 million 9 liter cases. The number of cases sold has increased with each consecutive year since 2010 (Source).

THE BUSINESS MODEL

## Expanding awareness and consumer interest

Our company manufactures and markets our brands and sells to wholesalers who commercialize our products in the U.S. and international through retailers. We currently sell to wholesalers in 25 US states, UK, South Korea, Japan, Germany, and are currently positioned for expansion into the balance of the US market, Canada, Mexico and Australia over the next eighteen months.


WA
OR
ID
MT
ND
SD
MN
WI
MI
NY
ME
PA
NV
UT
WY
CO
NE
IA
IL
IN
OH
CA
KS
MO
KY
WV
VA
AZ
NM
OK
AR
TN
NC
SC
MS
AL
GA
TX
LA
FL
AK
HI
NJ
DE
MD
DC
RI

AsomBroso Tequila and Knucklenoggin Whiskey's agency of record, Blue Light Media, is helping brand our product awareness to restaurants, hotels, liquor retailers and clubs in top U.S. markets, while our in-house custom designed graphics allow us to place maximum exposure at a minimal cost.

Our model is based on taking a modest percentage of the industry leader Patron

Our model is based on taking a modest percentage of the industry leader Patron Tequila the first year. In 2018, nationwide, Patron sold over 2,765,000 (12 bottle) cases, up 6.3% from 2016 sales. Achieving a 2.5% case sales target of Patron, with our higher gross profit margin product mix due to the AsomBroso leader Gran Reserva Extra Anejo, a higher profit margin product which will carry the company to positive revenues year after year (Source). Our Knucklenoggin Whiskey target is to keep pace with Skrewball Whiskey case sales of 162,000 (9 liter) cases in 2019 and almost doubling in 2020 (Source).

## *Increasing Asombroso Brand Awareness with*



RESTAURANTS HOTELS LIQUOR RETAILERS CLUBS

HOW WE ARE DIFFERENT

## Respect for tradition meets passion for innovation



*Ricardo Gamarra*

**was the first person to**

MARKET A PINK HUED, BROADEAUX RESTED REPOSADO

rest extra aged anejo tequila
11-years in french oak barrels

REST A 5 YEAR ANEJO IN FRENCH OAK BARRELS

Made with skill, art, and passion, AsomBroso Tequila is inventive while honoring the long-standing traditional methods. This exceptional brand has been awarded prestigious accolades in the distilled spirits industry and is recognized as an ultra-premium tequila.

Ricardo Gamarra, the creator of AsomBroso Tequila, has accomplished many firsts in tequila history. He was the one of first to market a pink hued, Bordeaux rested reposado, rest a 5-year añejo in new French oak barrels, and rest extra aged añejo tequila 11-years in a new French oak barrel. His highest achievement today, The Collaboration, is a stunning 12-year double barrel rested tequila combining his awarded Vintage 11-year Extra Añejo with the esteemed Silver Oak Cellars Cabernet Sauvignon American oak barrels for an additional 13 months. This produced one of the world's most luxurious and taste provoking tequila in the world and achieved a 97 Rating, making it the highest rated tequila in the world.


The COLLABORATION
RATED 97
by the tasting panel magazine
THE HIGHEST RATED TEQUILA IN THE WORLD!

*La Rouge Tequila*

*10* year rested

IN GRAN MARNIER BARRELS



THE VISION

## Leaders at the forefront of the ultra-premium tequila industry

We believe AsomBroso has the potential to compete on a worldwide level and attract top distributors in our future markets. Our goal is to create the highest approval amongst retailers and customers and become a leader in the growth segment of the tequila category. This will be accomplished by offering our innovative and superior quality products and marketing materials through exposure in various advertising and media outlets, product placement, tastings, promotions and public relations efforts.

The brands will be launching in additional Costco, Kroger and Total Wine & Spirits locations as the new 26 states open up.



OUR TEAM

## Passionate, creative and in it for the long run

We have a diverse and experienced group of specialists that work together with management to implement our long-term business plan. From Regional Sales Directors, area marketing representatives and internal customer service representatives, to our graphic designers and shipping workforce, each team member understands the vision and strategic initiatives. We have built a contemporary, energetic, broadminded team, which still holds traditional values of hard work, dependability and a commitment to excellence.

WHY INVEST

## 20 years award-winning experience in the tequila industry

With 20 years of award winning experience in the tequila industry, we have documented constant sales growth and year over year bottom line profitability. We invite you to invest with us now and become part of the journey of AsomBroso's exciting future, where your voice and support will resonate throughout the country, and beyond.

Thank you for your support, and I can't wait to shake your hand.
- Ricardo Gamarra





THE OFFERING MATERIALS MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

THE COMPANY IS "TESTING THE WATERS" UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT CAN BE ACCESSED HERE.

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.
NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION.
AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

## Meet Our Team



### Richard (Ricardo) Gamarra

Founder / CEO

*Ricardo Gamarra is Founder and CEO of AsomBroso Tequila. A triumphant entrepreneur who formed various other enterprises in the creative arts industry. Ricardo began and built Focus on Cars, an automotive prep company catering to the automotive advertising industry, and South Bay Studios, a production studio facility in 1984. After many years in the creative production industry, Gamarra made a confident move and set off to launch his very own tequila brand. For the first few years he focused on just how he would present a bona fide ultra-premium tequila. He did not perceive how he might contend in the fierce tequila commerce if he did not transform and distribute a tequila that would entice the most desirable appreciation in the distilled spirit industry. Ricardo cultivated the business from the ground up, banked on the superiority of the product and the relationships he fostered. Today, AsomBroso Tequila has matured into a nationally acclaimed ultra-premium brand and one of "Top Tequilas" according to the San Francisco Spirits Competition. Richard also works for West Coast Craft Spirits which is the California distributing arm for AsomBroso Tequila. Working at AsomBroso tequila is his primary job, which he devotes approximaltely 38 hours a week.*



### Andrew Ulmer

President

*Andrew Ulmer is an accomplished Wine & Spirits Industry Executive who brings over 15 years of experience with a proven track record of success on a national level. Expert in all facets of spirits brand building and distribution including strategy, commercial leadership, sales management, execution, brand building activation in all selling channels, with additional strength's in chain relationships & brand marketing, P & L management, strategic planning / forecasting, A.O.P. development, GP & Revenue stream accountability, new brand innovation launches, Customer Leadership, sound financial fact-based decision making, planning and tracking, marketing / strategic product positioning, training, and critical knowledge of pricing strategies, programming, procurement, and internal operations. Ulmer is a decisive leader, with a proven ability to identify, evaluate, initiate and negotiate M & A opportunities with a focus on corporate growth and financial success. Possesses knowledge of SEC reporting and compliance requirements of CF and Reg A+ internal controls. Exhibits effective communication, presentation, and relationship building skills related to investors, shareholders, board of director and board committees, external auditors, investment bankers and M & A prospects. Andrew also works for West Coast Craft Spirits which is the CA distributing arm for AsomBroso Tequila. Working at AsomBroso Tequila is his primary job which he devotes approximately 38 hours a week.*

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**TTW TV Commercial Script California Tequila, Inc.**

Commercial 15 sec:

Gamarra Speaking: You know you ask yourself; why are all these celebrities going into the tequila business?

Gamarra Speaking: After 20 million dollars in Historic sales

Gamarra Speaking: I've turned them all down. Too be with you

Words Under Video: Ricardo Gamarra, CEO and Founder, AsomBroso

Commercial 30 sec:

Gamarra Speaking: Hi I'm Riccardo Gamarra Founder and CEO of AsomBroso Tequila and I have some exciting news

Gamarra Speaking: You know you ask yourself; why are all these celebrities going into the tequila business?

Gamarra Speaking: I've been approached by celebrity icons in the film, music and sports industries.

Gamarra Speaking: After 20 million dollars in Historic sales. I've turned them all down to be with you.

Words Under Video: Ricardo Gamarra, CEO and Founder, AsomBroso